Exhibit 99.1

PARK HOTELS & RESORTS INC. TAKES ACTION TO MITIGATE COVID-19 IMPACT

Tysons, VA – (BUSINESS WIRE) – March 16, 2020 – Park Hotels & Resorts Inc. (NYSE: PK) (“Park” or the “Company”) today announced it is has taken various actions, independently and in coordination with its hotel management companies, to mitigate the effect on its business from the national emergency that has arisen as a result of the COVID-19 virus.  At the hotel level, Park’s actions include the following –

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Park, in coordination with its hotel management companies, has developed detailed cost-cutting contingency plans to eliminate unnecessary costs at each hotel.  The plans set forth both major and minor cost elimination and efficiency measures and are being implemented by Park’s hotel management companies at their respective hotels.

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Park and its hotel management companies will be temporarily suspending operations at certain hotels. In some cases, this will involve suspending operations within a portion of a larger asset in order to “shrink the hotel” and operate as a more efficient, smaller facility that can serve a reduced inflow of guests.

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Park and its hotel management companies will also be temporarily suspending operations at selected restaurants and other businesses and outlets at Park’s hotels where there is insufficient demand to sustain operations on a commercial basis.

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With respect to capital expenditures, Park has reviewed its capital program for 2020 and is implementing cancellations and deferrals with respect to approximately $130 million of Park’s previously planned $200 million capital program for 2020.  The cancelled and deferred programs constitute selected maintenance expenditures, elective renovations and ROI projects that will not impact the ability of the hotels to quickly resume operations once normal travel patterns return.

At the corporate level, Park’s actions include the following additional measures –

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Park has initiated a $350 million draw from its $1 billion credit facility as a precaution to ensure funds are available to meet its ongoing commercial and debt service obligations for a sustained period of time.  If additional funds are required, Park intends to borrow further from the remaining $650 million of available liquidity on its credit facility.  Taking into account Park’s existing cash balance of approximately $320 million, its expected $350 million credit facility draw and the remaining $650 million available under its credit facility, Park currently maintains approximately $1.3 billion of liquidity.

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Park’s previously declared first quarter dividend will be paid on April 15, 2020 to stockholders of record on March 31, 2020.  Park expects to suspend its dividend through the balance of the year until an appropriate year-end dividend can be determined by its Board of Directors.

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In recognition of difficult challenges that will be faced by employees of Park’s hotel management companies as a result of temporary suspensions of operations at certain of Park’s hotels, Park intends to establish a $2.5 million corporate-level fund that will be made available by Park to its hotel management companies to address hardships faced by their employees.  A voluntary salary waiver by Park’s Chief Executive Officer is expected to fund $500,000 of this corporate-level fund.

“We are a highly experienced team of hospitality real estate executives and this is not our first crisis.  We have purposefully and thoroughly implemented cost-cutting and liquidity measures needed to face the COVID-19 threat,” said Thomas J. Baltimore, Jr., Chairman and CEO of Park. “While equity markets have shown unprecedented volatility recently, Park remains the owner of iconic core assets like Hilton Hawaiian Village, the Hilton/Waldorf Bonnet Creek Resort, the JW Marriott San Francisco Union Square and the Hyatt Regency Boston.  These assets – and many others like them owned by Park – hold strong market leadership positions and are managed by world-class hotel management companies.  Recognizing the resiliency and value of these assets, I have recently made a significant purchase of additional shares of Park common stock as a demonstration of my confidence in this Company.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, the impact to its business and financial condition and that of its hotel management companies of, and measures being taken in response to, the COVID-19 virus, the effects of competition and the effects of future legislation or regulations, and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2019, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Park Hotels & Resorts
Park Hotels & Resorts Inc. (NYSE: PK) is the second largest publicly traded lodging real estate investment trust with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio currently consists of 60 premium-branded hotels and resorts with over 33,000 rooms located in prime U.S. markets with high barriers to entry. For additional information, please visit Park's website at www.pkhotelsandresorts.com.

For more information, contact:
Ian Weissman
Senior Vice President, Corporate Strategy
571-302-5591
iweissman@pkhotelsandresorts.com

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